Exhibit 99.2

Energy Focus, Inc.

Moderator: John Davenport
November 6, 2007
11:00 a.m. ET

OPERATOR: Good afternoon. My name is Andrea and I will be your conference operator today. At this time, I would like to welcome everyone to the Energy Focus Third Quarter 2007 Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key or the number two on your telephone key pad. Thank you. Mr. Davenport you may begin your conference.

JOHN DAVENPORT, CHIEF EXECUTIVE OFFICER, ENERGY FOCUS, INC.: Thank you very much Andrea, and good morning. On the call with me is Eric Hilliard, our Chief Operating Officer. I will start with a few comments and then we will have a chance to hear from Eric before we open it up to questions.

We will try to keep the call to about an hour. First, I am obliged to remind you that forward-looking statements made on this conference call are pursuant to the Safe Harbor provisions of the4 Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements regarding our goals and outlook for the second half of 2007 and thereafter, future EFO sales, enhancements to EFO, our revenue and our funding. The investors are cautioned that all forward-looking statements involve risk and uncertainty.

Actual results may differ materially from the results predicted. Factors that could cause actual results to materially differ from forward-looking statements in this presentation are set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2006.

We disclaim any intention or obligation to update or revise any forward-looking statements. Now I would like to address a few items briefly before turning it over to Eric. First, I will address our third quarter results. Then I will give you my thinking concerning the business outlook for the fourth quarter of 2007.

And finally, I would like to say a few words about the changes we have made recently. First our third quarter results. Total revenues were a disappointing $5.7 million, a 16 percent decrease over 2006, largely due to the declines in traditional products revenues, in particular pool revenues which were off $1.4 million to date due to a continued decline in the housing market.

EFO sales however, increased 51 percent to $2 million year-over-year and 33 percent quarter-over=-quarter with EFO now representing now more than a third of our total sales. Operating efficiencies improved with gross profit margins up four points from a year ago, now 34 percent.

Operating expenses increased by $794,000 or 18 percent from last year, due primarily from ongoing reorganization of our operations, increased legal and employee severance expenses and increases in the allowances for doubtful accounts.

As a result, the net loss for the quarter increased to $3.2 million compared to $2.1 million a year ago. Net cash usage for the quarter at $1.2 million however showed dramatic improvement year-over-year, as well as from the first half of 2007 cash usage up $4.2 million.

Going into the fourth quarter we expect fi8rst that EFO will show substantial growth quarter-over-quarter, continuing the quarter-over-quarter growth that we have seen all year. Unfortunately we expect traditional product sales to continue to decrease led by continued pool sales decline and a difficult housing market. Even so, we expect EFO gains to offset the decline, so that the quarter sales will either be flat or show a modest growth.

Operating efficiencies will continue to show improvement as savings from actions initiated earlier in the year take effect. Expenses will be flat or slightly higher due to continue restructuring. Cash utilization however, will continue to improve due to working capital initiatives beginning to take effect that is working down receivables, increasing inventory turns.

As a result, losses will also be lower. Regarding 2008, instead of having a 2008 forecast at this time, we will have a special call in the first quarter to provide guidance for the year. This is going to give Eric Hilliard, our new COO and Nick Berchtold, our new CFO a chance to really ground those numbers and I want them to be really grounded.

So we will have a special call in the first quarter. And that will actually be a good thing because it is really a long time because of the closing in between the third quarter and the fourth quarter call. So this will provide a little update in between as well.

Having said that though, we do expect substantial growing in EFO, continued improvements in operating efficiency as well as achieving a sustainable cash position in 2008. We will see the emergence of a government market in 2008. The government has been a great energy focus for the quarter, with funding now at $18 million.

We will see an EFO government business emerge with direct sales to navy surface ships and beginning sales to subs. We will also see some land based sales, including commissaries. Development funding will continue, but it will be directed at creating more products for navy applications. By the end of the year, we expect to increase the fixtures we can address on a ship from about 15 percent of the lightning to 80 percent as a result of the work.

So the navy is really encouraged by what we have done to date and they want us to do more. In January 2008, we will also launch five new EFO/LED products. These products are spin offs from work that we have done under government funding with operating efficiencies of about double our present product. I will say that again, about double our present product, and that is very, very exciting.

Am I satisfied with Q3 results and our forecast for 2004? Absolutely not. First, EFO should be gaining traction far more quickly. We have addressed that in the third quarter by reorganizing sales, increasing our product offerings, moving beyond food retails, the hospitality, hard goods retail and this emerging military market that we talked about.

We have more to do and Eric will address some of that. Second, we are still spending far too much. Controlling expenses and gaining efficiencies in G&A is something Nick Berchtold, our new CFO has begun to address in earnest and will own in 2008.

Third, expect further personnel changes in Q4 and in 2008. The focus will be on generating EFO sales. We now have a great military sales business leader who has come out of the engineering team. We expect to add a new senior sales person in the U.S. and U.S. commercial as well as a global marketing manager. These adds however, will be offset by further reductions elsewhere.

Having said all that, I am very encouraged by recent business, the three EFO applications. First the Appleton Museum, I was there for an event. I was invited along with 1,999 of their other closest friends to a reopening of the museum, all lit with EFO, the EFO metal halide installation.

What is different, we have often lit just the critical artifacts, for example Energy Focus lights and decoration of Independence in the Magna Carta. This museum does that. But we are also doing the general lighting, and that is very, very exciting, the Starwood W Hotel at Times Square that I visited just last week and of course the one that we are putting in in Chicago.

Again an EFO metal halide installation where we have replaced all of the hallway lights, a substantial portion of the lighting in the hotel. And then of course the Limited Brands, a Bath and Body Works store where we have an EFO/LED installation, exciting not only because we are realizing the promise of longer life and maintenance savings for LEDs, but you actually saved energy against fluorescence with the use of (INAUDIBLE), and that is because of the work that we have done in the military and with device manufacturers.

Why am I encouraged? All of these installations offer far much better lightning, a significant reduction in energy and lower operating costs. From the customer's perspective, it is all about green (ph) producing green (ph), without having to give up something and that is a winning proposition.

Now getting EFO adoption is all about risk. Whole Foods embracing EFO has helped us gain traction in food retail while reducing the risk for others. I believe we will begin to see the same thing happen here and that is very, very exciting. Now I would like to turn it over to Eric for his comments.

ERIC HILLIARD, CHIEF OPERATING OFFICER, ENERGY FOCUS, INC.: Thank you John. Hello to everybody on line and welcome to the call. In the last three months, we have shown good traction into accounts that have been pursued for some time, Wal-Mart Mexico, Limited Brands, Starwood W Hotels and Topmark (ph) Grocery.

Energy Focus moved into the fourth quarter of 2007 with approximately $5 million of EFO product shipped and today a shippable backlog of $1.6 million in the fourth quarter. As I mentioned on the last call, I am driving hard to reduce the fixed and variable costs. This is to improve the cash position. We ended the third quarter with good progress in improving the gross margins by seven percent over 2006 with much more to gain and much more to come in the fourth quarter and certainly into 2008.

With all the work initiated in the first three quarters that I had focus in manufacturing to improve this gross margin and the improvements that are now being realized, I feel confident to turn my focus and my attention to reducing the SG&A expenses and will continue to capitalize on the efficiencies brought by sizing the business appropriately, establishing cross functional roles.

This will be throughout management and it is meant to control the overhead. Because it is not reasonable to operate this business at this size, with a current operating expense level, there will be more reductions to come in the fourth quarter. So with that oversight, I want to focus the rest of my portion of the call to really three themes.

And those that I want to address are the EFO range, the cash position and prepari8ng for 1008. So, the first of those being the Energy Focus products and the expectation, it is most important that Energy Focus stay consistent with its objectives for 2-007, to maintain the focus of commercial sales and with that EFO sales surpassing $8 million is achievable.

And why do I say this? Well we ended the thi9rd quarter with $5 million. The fourth quarter EFO backlog is at $1.6 million and we do have visibility into $1.5 million of forecasted orders in new accounts and existing accounts. Our existing accounts and that customer base does continue to order follow on business at a consistent rate.

We are now in over 40 Whole Food locations and over 50 Albertson locations. And in our Albertsons we have added second departments. As for the cash position being, Energy Focus' cash position for 2007 is not what was expected from the 1006 planning. That said there are improvements with much more room to improve.

We have delivered a seven percent improvement in gross margin. A $1.2 million cash usage in the third quarter is more reflective of actual activities not the real historical trends associated with long receivables and large influxes usually seen in the first and second quarters as related to the full business. Of the $1.2 million cash utilization, it should be noted that this cash is associated with severances.

We have paid down debt and restructuring to improve the gross margins. The fourth quarter will bring further restructuring in preparation for 2008 to reduce overhead and sizing our business properly. In preparing for 2008, it is important to review on what we did in '07 that will bring growth and profitability starting early in the year and not later in the year.

Some of these are the Soeil (ph) and Lighting Design Center with a grand opening set for January 2008. This design center will help architects, designers, general contractors. It will enable us to train on our products and it will certainly enable us the ability to showcase these products in the environment to which we are going to sell to.

Product offerings will significantly increase in 2008, more than they have over the past years. We are offering five EFO/LED commercial products. These products were developed in conjunction with the navy and offer basically to the public, military technology in advanced optics and thermal designs. They are perfect for markets in marine manufacturing, cold storage and back of the house lightning of commercial buildings.

And most importantly they are perfect for OEM and distribution supply chains and do not lead large internal sales expenses to be successful. We are also introducing new EFO fixture products. These fixtures were developed in our European subsidiary and bring a great deal of creativity and architectural design.

Our traction into foothold accounts is working. This strategy that we employed shows how Whole Foods led to Albertsons, which led to Harris Teter (ph), which led to Pathmark, which led to Wal-Mart Mexico and now to U.S. military commissaries. Our foothold in the U.S. Navy LSD ships has led to the DDG ships, which is leading to more ships.

Further we have identified that our 15 per share of lightning on a single ship is going to expand to about 80 percent share, as we now have development contracts to increase the product breadth with the navy. The W Hotel has led to opportunities with other hotel corporations and finally the Bath and Body Works has led to other retail opportunities.

This also enables us to gain traction into newer markets as the government sales, moving from ships to land based opportunities. We have also identified the museums as a real market for EFO. We are developing a marketing plan typically surrounding museums.

We are moving towards being recognized as a preferred lightning source to enhance art work exhibits. And Appleton Museum's success has led to new opportunities in 2008 through the great testimonials from their Director and Curator.

We are working with OEMs and a new OEM customer to be an offering on their product at their assembly point. And we are establishing a relationship with a green distributor for lightning. We are also putting some time into marketing as we are trying to hire a new marketing manager. But we are working locally with a web design company in preparing to launch a much improved web site before the end of 2007.

And finally, I am working on reorganizing and rebuilding the U.S. commercial team. Again I am pursuing a global marketing manager to harness our products, increase our brand awareness. This position will be key in leveraging our military development toward our commercial businesses.

And I am looking for a senior sales executive position to open up new (INAUDIBLE) channels, increasing our business development relationships into national accounts and into distribution. I believe that three principals are necessary for this success. They are commitment, responsiveness and sense of urgency.

We have come a long way in aligning ourselves to these principals in the year. And this year that I have been at Energy Focus has really shown growth in this direction. However, we still have a long ways to go. Energy Focus is a very exciting business with very exciting opportunities and it is our intention to capitalize on them.

We have the ability to deliver lightning solutions that not only benefit consumers economically, but respond to the global need to reduce energy consumption as they relate to lightning. Thanks you. And with that I turn it back to John.

JOHN DAVENPORT: Thanks very much Eric. And now we will open it up for a brief question and answer period.

OPERATOR: Thank you sir. At this time I would like to remind everyone, if you would like to ask a question you may do so by pressing star, then the number one on your telephone key pad. We will pause for just a moment to compile our Q&A roster. Your first question comes from the line of Mr. Ryan Kilson (ph). Mr. Kilson (ph), your line is open.

RYAN KILSON (ph): Hey guys.

JOHN DAVENPORT: How are you doing Ryan (ph)?

RYAN KILSON (ph): Doing all right. Two quick questions, you ever put any thought towards selling the pool side of the business, maybe to fund the EFO side? And secondly, how much of the $794,000 increase in operating expenses that you mentioned in the press release is non-recurring and won't hit in Q4 or beyond?

JOHN DAVENPORT: Sure. OK. And concerning the pool business and for example prospects for selling it, that's something the Board of Director looks at and of course, what you talked about is an option. There is a subcommittee on the Board that in fact looks at such things and if and when I have something substantive to report, you'll, of course, know all about it.

The second question has to do with is how much is non-recurring. Actually more than half of it, $450,000 is non-recurring.

MALE: So just basically in this quarter nothing in the fourth.

JOHN DAVENPORT: Yes.

MALE: Of that $450,000.

JOHN DAVENPORT: That's correct.

MALE: Thank you.

JOHN DAVENPORT: Thank you.

OPERATOR: Your next question comes from the line of Mister Michael Horowitz (ph).

MICHAEL HORSELY (ph): Hi, guys.

JOHN DAVENPORT: Hi, good morning, Michael.

MICHAEL HORSELY (ph): And I'll see you tomorrow, John.

JOHN DAVENPORT: Absolutely. I hope you have a drink ready for me.

MICHAEL HORSELY (ph): Yes. Importantly, I'm going to kind of ask the same question I asked last time because you are getting traction with some names, but this is a very small revenue numbers when you do one or two projects in a quarter and even if you layer that onto seven great customers, it doesn't do what you need it to make this a real company rather than a nice little company. So I need to understand that better and how much of this is reliant on improving the balance sheet and yes, getting rid of that pool division and stocking up on some cash and really going for it. And placing your bets on EFO because, frankly, this is a couple of years of sideways and I think it's time to place a bet. So maybe some thought around …

JOHN DAVENPORT: Let's start with number one, the bet. Everybody on this side of the table and I think folks on your side of the table, too, have placed their bets on EFO. We are all focused on execution for EFO. That's what it's all about. I hope - I wanted to give that impression in the call, if anyone missed that, I am committed to doing whatever it takes to make EFO work. I smell success. I talked about walking through those installations, I invite you to walk through those installations. They made me feel great in terms of having a product offering that really addresses needs. So now, tactically, placing bets. In other words, making sure that our cash position, for example, is sustainable.

We are ending the quarter with about $10.8 million and I think we have about a $5 million ability cash borrowing position. So that's $15 million, round numbers, $15 or $16 million. We believe that in the near term, let's say over the next 12 months that given reasonable EFO growth or we can fund that out of that cash position. If we have dramatic EFO growth, dramatic EFO growth, if XY and Z customers want lots more product, then we'll have to - we might have to come back to you, but I think that would be a good thing.

We are working very aggressively on working capital. We are cutting our turn down. We are doing a much better job at managing inventory. We are positioned, for example, with EFO metal (INAUDIBLE), we can do a lot of sales in the first, second and third quarter based on what we have right now. If you'd like to order something, Michael, we'll ship it tomorrow. So in terms of the divestitures, yes, that would be a source of capital if the Board recommended that or if there was an opportunity. I don't believe we have to do that from that perspective. I would rather look at the composition of the business from a strategic point of view rather than from a tactical point of view. I don't think that we're in that territory, but I will let you know when things develop.

In terms of tracking and these large accounts, these large accounts are really important because, of course, if you get large accounts to go with you, the numbers can get fairly large fairly quickly. And obviously, we were working hard, for example, with the Limited. We developed a special product, a product tailored for their application and we wouldn't do that if we thought that was the only possible application for that product. We are obviously working towards getting in as many of those 3,500 stores they plan to build at Limited Brands in the next five years, working very aggressively at that. Do I want to see it happen faster? Absolutely. And in fact, the things that Eric (ph) talked about just a minute or two ago are directed towards that. You folks have other - have ideas, I'm all ears. I think that the folks there in the audience, on the other side of the table, understand that.

So that's the answer to the question, Michael, and the rest will have to wait for the glass of wine.

MICHAEL HORSELY (ph): OK. Perfect. Thanks, John.

OPERATOR: Your next question comes from the line of Mark Diker (ph).

MARK DIKER (ph): Hi, John.

JOHN DAVENPORT: Good morning, Mark.

MARK DIKER (ph): Good morning. Can you talk about the competitive landscape both from niche players, as well as from some of the bigger players? I know that, obviously, energy efficiency in lighting is just a huge topic and I know a lot of it's compact fluorescent is kind of at the forefront. But in terms of what you're doing and how you're doing it and what your patent portfolio looks like to put a moat around what you're doing, do you see some new entrants coming in?

JOHN DAVENPORT: Sure. Let me start with the patent portfolio. We have 53 issued patents and we have about 30 more in the hopper. And I should check next Tuesday, we may have - we might have - it's the first Tuesday of the month, they issue new patents. We're generally in the list. That's continuing. We have several - we have many, many patents covering our EFO metal (INAUDIBLE) technology and from a competitive point of view, we - there's no one else in second place. It's just no one has made the investments this small. Fiber optic companies haven't had the wherewithal to do it. I realized that opportunity when we put together the team that created the metal (INAUDIBLE) opportunity.

On the other side of the house, we are also developing patent technology or patents backing up our LED product version and creating IP in that area, as well, around our optics and thermal management, but primarily around optics. That's allowed us to actually replace - now we're replacing in some cases fluorescent bulbs which are extremely efficient with EFO technology, both in metal (INAUDIBLE) based, as well as EFO based. And there will be more of that coming on.

There are a lot of players on the - in the LED world and Limited Brands, for example, only looked at two because the players are basically a house of cards. It's easy to create an LED product that doesn't really work very well and there are many, many such products. A product that delivers on energy efficiency, delivers on maintenance savings, lasts is configured for your needs, those are relatively few and we're playing in that niche where performance matters. For glitz, we're leaving that to the folks from Korea and Taiwan and elsewhere.

So I hope that answers your question.

MARK DIKER (ph): No, that's helpful and I guess given that you have such a strong patent protection around what you're doing, have you given thought to maybe partnering with one of the big players in the industry in terms of distribution?

JOHN DAVENPORT: The answer is yes. We are - that's at a strategic level right now and I haven't really got anything that I can report here, but the answer is yes, of course we are.

MARK DIKER (ph): OK. And then, in terms of some of these projects seem to take very long lead time, like the W Hotel which we - you had been piloting for a long time and then finally got the rollout in several of their units and I would imagine that the rest of their units are kind of somewhat up for grabs in the pipeline over the next year, year and a half. Is that the thought?

JOHN DAVENPORT: That is the thought. We have been dealing directly with Starwood on this. That's really important because that's more than the W chain, that includes Weston and many other chains. So obviously, our interest is in creating a hospitality business.

MARK DIKER (ph): Right. How would you characterize the pipeline of these types of trials that are going on? I'm assuming there are more trials going on than you discuss with the outside world. If you look into ‘08, to the extent that these are kind of seem to be kind of fixed at 12 months, I guess ‘08 into ‘09. I mean what's the - how would you characterize the level of activity that's going on now versus say six to 12 months ago?

JOHN DAVENPORT: I'm going to turn that over to Eric to try to dig into that a little bit.

ERIC HILLIARD: OK. Thanks, John. Mark, the way I'd answer that is that as I mentioned we're opening up the product breadth and that's going to enable us to reduce a lot of that lead time and that test time. The products we have coming out near the very end of this year and certainly into January of next year are products that are going to be introduced right into direct OEM measures, as well as distribution measures. And that's these are our products, they can go in a box and can be assembled very simply. It doesn't take a lot of the kind of things we learned over the last couple of years that we did with some of the original EFO products that have come out which we've had to really train folks on and get past a lot of the paradigm considerations. So we've learned a lot about these lead times and that is that customer factor, if you will, of uniqueness and the designs that we brought and are bringing in now and into the early year of 2008 are going to help reduce that time tremendously so that we can move sales a lot faster in the right direction, if that helps to answer the question.

MARK DIKER (ph): Yes. I guess so what you're saying is you don't necessarily have a whole (INAUDIBLE) of test that are necessarily going on. You've decided to adjust the product so that more out of the box it can be deployed.

JOHN DAVENPORT: Yes. We are dealing with at much higher levels in these areas and having, for example, the W Hotel in Times Square, I guess we're about floor 36 something like that and we've already brought in customers showing that one of the big questions is, this is five - this is like impossible to put in and we can say that's a question that we had to deal with with Starwood and the W folks, let's go over and see what the folks installing it think. And in fact, they love it.

ERIC HILLIARD: Yes and you know, I'll add like a short little side note to this, Mark, that will help. The show room and the lighting design (INAUDIBLE) we're putting in are going to help this. They already have. We did an installation just because it's local in Cleveland and with the installation of our showroom, where a restaurant put in like eight systems over the last month of EFO products because their contractors said, ‘Wow, I didn't really realize how easy this was.” So the showroom coming online, a lot of what we've done in the past and the new product development that we've focused on, all of those things are going to come together to help really reduce those lead times.

MARK DIKER (ph): OK. Thank you.

JOHN DAVENPORT: OK. Thank you very much, Mark.

OPERATOR: Your next question comes from the line of Robert Smith.

ROBERT SMITH: Hi. Good morning and afternoon. Two questions, the current status of EFO (INAUDIBLE) and what your expectations are and secondly, what is the next step after the installation at the (INAUDIBLE) Wal-Mart in Mexico and units.

JOHN DAVENPORT: This is John. Good morning or afternoon …

ROBERT SMITH: (INAUDIBLE)

JOHN DAVENPORT: I'll turn these over to Eric to address.

ERIC HILLIARD: OK. I'll start with the installation question, that's easy enough. We've obviously installed in Wal-Mart Mexico. We are engaged with further conversations with them. Yes, we …

ROBERT SMITH: Well, when you say with them, with whom?

ERIC HILLIARD: This is - Wal-Mart Mexico is - orders their own product, but under the auspices that with the full knowledge of what goes on in Bentonville. For example, the press release that we did for Wal-Mart was approved in Bentonville and so they're full aware of what's going on. Wal-Mart Mexico is a great place to test our product or to try it out, install it because heat a very, very big problem in Mexico and there, they viewed the EFO solutions as really the only solutions that really addressed the heat issue, as well as efficiency. They have - they put in about 25 installations a year and in fact, we expect to get into more Wal-Mart Mexico installations. We would love to be on their spec. I can't report that we are at this moment, but we would love to be on their spec. We expect to be in more stores and of course, our thinking is getting that stuff moving north.

ROBERT SMITH: Yes.

ERIC HILLIARD: OK.

ROBERT SMITH: Yes.

ERIC HILLIARD: And I think that what Wal-Mart International, global, is looking at is saying, ‘OK. Mexico, here you've got this need. You guys are the guys to really exploit it and we'll see how it goes.”

ROBERT SMITH: OK.

ERIC HILLIARD: And we love it, that's fine. That's a great way to get going. Yes, right. And as far as the (INAUDIBLE) your question around ICE (ph), ICE (ph) continues to sell. We, as I said, in the call and I'll come back to it, we're in over 40 Whole Foods locations and over 50 Albertson locations and there's seafood opportunities with our EFO ICE (ph) product …

JOHN DAVENPORT: Down light ICE (ph)…

ERIC HILLIARD: Down light ICE (ph) products.

ROBERT SMITH: How about the refrigerator business?

JOHN DAVENPORT: Now, the freezer cases, we have in several locations. We have not gone beyond - we haven't really got a national rollout as we have in the down light in the places that Eric was talking about. ICE (ph) is a place where it's a great product, we now have endorsements from the point of view of energy savings, the most efficient way to light a freezer case, by far, the most efficient way to light a freezer case. The issue now is to get it on the spec. To get us so that when a supermarket orders a freezer case, that's something that they can check off and say, ‘I want EFO ICE (ph).” That's something we're working on both - we're doing some retro fits, but really in order to get this thing to work, you actually have to have the OEM side of it, as well. And we're working hard in that area.

ROBERT SMITH: Yes, but when will we see something more tangible?

JOHN DAVENPORT: I'd like to know the answer to that question.

ROBERT SMITH: Well, you said you were addressing some technical problems in the past and …

JOHN DAVENPORT: Oh, that. Yes, we're done - we're through all of that. The technical issues are past…

ROBERT SMITH: So what's holding things up then? (INAUDIBLE) this appears so great.

JOHN DAVENPORT: Yes. The sales proposition is attractive from the point of view of energy. The issue is fluorescent lighting is a pretty efficient solution and in fact, these installations with fluorescent bulbs in them just the standard guys, right? Have Energy Star ratings, that's unlike what's going on in the down lights who are replacing MR16. What we have to do to really get this adopted and we're finding more and more as we're going along, we have to - we really have to have a solid partnership going on within OEM's…

ROBERT SMITH: Well, apparently I thought you had established that already.

JOHN DAVENPORT: We are in - yes, you can order product with it from OEM's. Are OEM's promoting it versus fluorescent products? And the answer is no, they're (INAUDIBLE) for them. So we're trying to change that.

ROBERT SMITH: OK. Good luck. Thanks.

JOHN DAVENPORT: OK. Thank you.

OPERATOR: At this time, there are no further questions. Mister Davenport (ph), do you have any closing comments?

JOHN DAVENPORT: Well, I would like to thank everyone for participating in the call, for the thoughtful questions and we look forward to seeing you in the first quarter when we'll address the 2008 forecast. Thank you very much.

OPERATOR: Thank you, ladies and gentlemen, for attending today's conference call. This concludes our conference. You may now disconnect.

END